Exhibit 3.19

RESTATED CERTIFICATE. OF INCORPORATION

OF

ADVO, INC.

ADVO, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

I. The name of the corporation is ADVO, Inc. (the “Corporation”). The name under which the Corporation was originally incorporated was TAC Industries, Inc. and the date of filing of its original Certificate of Incorporation with the Secretary of State was April 29, 1971.

2. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Certificate of Incorporation of as heretofore amended or supplemented and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

3. The text of the Certificate of Incorporation as amended or supplemented heretofore is hereby restated without further amendments or changes to read as herein set forth in full:

“ARTICLE I. Name. The name of the corporation is ADVO, Inc.

ARTICLE II. Registered Office and Registered Agent. The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

ARTICLE III. Business or Purposes To Be Conducted or Promoted. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV. Capital Stock. The total number of shares of stock which the Corporation is authorized to issue is 85,000,000 shares, of which 80,000,000 shares shall be designated Common Stock, $.01 par value per share, and 5,000,000 shares shall be designated Preferred. Stock, par value $.01 per share.

(A) The Board of Directors of the Corporation is hereby expressly vested with the authority by resolution or resolutions to issue one or more classes or series of Preferred Stock with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in such resolution or resolutions.

(B) Except as otherwise provided by statute or any resolution adopted by the Board of Directors pursuant to Article IV(A) of this Certificate of Incorporation, each holder of Common Stock shall be entitled to vote and shall have one vote for each share thereof held.

ARTICLE V. Business and Affairs of the Corporation. Elections of directors need not be by written ballot unless and except to the extent the by-laws of the Corporation shall so provide.

The Board of Directors shall have the power from time to time to adopt, amend or repeal the by-laws of the Corporation.

ARTICLE VI. Compromises and Arrangements. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE VII. Indemnification. The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, or by any successor thereto, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Section. Such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise.

ARTICLE VIII. Liability of Directors to the Corporation or Stockholders. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director.”

4. This Restated Certificate of Incorporation was duly adopted by the Board of Directors in accordance with Section 245 of the General Corporation Law of the State of Delaware.

5. This Restated Certificate of Incorporation shall be effective as of the date of its filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, said ADVO, Inc. has caused this certificate to be signed by S. Scott Harding, its Chief Executive Officer, this 20th day of January, 2005.

ADVO, Inc.

By:	/s/ S. Scott Harding
S. Scott Harding
Chief Executive Officer

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

ADVO, INC.

ADVO, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

FIRST: The name of the Corporation is ADVO, Inc.

SECOND: The Board of Directors of the Corporation duly adopted resolutions setting forth the proposed amendment of the Certificate of Incorporation of the Corporation by written consent in lieu of a special meeting, declaring such amendment to be advisable and directing that such amendment be submitted to the sole stockholder of the Corporation for approval.

THIRD: Thereafter, pursuant to the resolutions of the Board of Directors, the sole stockholder of the Corporation duly adopted the proposed amendment by written consent in lieu of a special meeting in accordance with Section 242 of the DGCL.

FOURTH: The Certificate of Incorporation is hereby amended as follows:

1. Article FIRST of the Certificate of Incorporation is hereby amended to read as follows:

“The name of this Corporation is Valassis Direct Mail, Inc.”

FIFTH: This Certificate of Amendment shall become effective as of 12:00 a.m. on January 1, 2008.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 19th day of December, 2007.

ADVO, Inc.

By:	/s/ David J. Hennessey
Name:	David J. Hennessey
Title:	Secretary